Exhibit 99.1

ASCENT CAPITAL GROUP ANNOUNCES FINANCIAL RESULTS FOR THE THREE MONTHS AND FULL YEAR ENDED DECEMBER 31, 2014; ANNOUNCES ACQUISITION OF LIVEWATCH SECURITY, LLC

Acquisition adds over 32,000 Customer Accounts and Creates Unique Presence in High Growth DIY Security Market

Englewood, CO - February 26, 2015 - Ascent Capital Group, Inc. (“Ascent” or the “Company”) (Nasdaq: ASCMA) has reported results for the three months and full year ended December 31, 2014. Ascent is a holding company that owns Monitronics International, Inc. (“Monitronics”), the nation’s second largest home security alarm monitoring company.

Headquartered in Dallas, Texas, Monitronics provides security alarm monitoring services to more than one million residential and commercial customers as of December 31, 2014. Monitronics’ long-term monitoring contracts provide high margin recurring revenue that results in predictable and stable cash flow.

Highlights1:

•	Ascent’s net revenue for the three and twelve months ended December 31, 2014 increased 2.3% and 19.6%, respectively

•	Ascent’s Adjusted EBITDA[2] for the three and twelve months ended December 31, 2014 increased 3.1% and 16.5%, respectively

•	Monitronics Adjusted EBITDA[3] for the three and twelve months ended December 31, 2014 increased 3.4% and 18.7%

◦	Monitronics RMR as of December 31, 2014 increased 3.1% to $44.1 million

◦	Average RMR per subscriber increased 1.8% to $41.64

•	Monitronics has acquired LiveWatch Security, LLC, a Do-It-Yourself (“DIY”) home security provider offering interactive and home automation services, for approximately $67 million

◦	LiveWatch services over 32,000 accounts nationwide and has over $900,000 of recurring monthly revenue

Ascent Chairman and Chief Executive Officer Bill Fitzgerald stated, “Monitronics delivered another year of solid operating performance in 2014, with strong year over year growth in revenue and Adjusted EBITDA.

“In an effort to continue expanding Monitronics’ service offerings and distribution channels, we are pleased to announce the acquisition of LiveWatch Security, a significant player in the rapidly growing DIY home security space. This acquisition will allow Monitronics to diversify its service offerings with entry into the developing and complementary DIY home service category. In addition to bringing an additional 32,000 customer accounts to the Monitronics platform, it will also provide a very robust production engine that is expected to continue generating a high volume of new accounts and RMR.”

Mike Haislip, President and Chief Executive Officer of Monitronics, said, “Monitronics’ performance in the fourth quarter and 2014 reflects our disciplined approach to managing our operations. We delivered solid revenue and Adjusted

1. Comparisons are year-over-year unless otherwise specified.
2. For a definition of Adjusted EBITDA and applicable reconciliations, see the Appendix to this release. Ascent’s net loss for the three and twelve months ended December 31, 2014 totaled $6.6 million and $37.8 million, respectively.

3. Monitronics’ net loss for the three and twelve month periods totaled $5.0 million and $29.7 million, respectively.

EBITDA growth in 2014. As previously predicted, attrition levels increased to 12.9%, largely due to a significant prior bulk acquisition that has resulted in a higher percentage of accounts reaching the end of their initial contract terms. Our predictive data continues to indicate that this bulk purchase will lead to a modest incremental increase in attrition through the first half of 2015 before seeing it moderate in the second half of the year. Overall, we were very pleased with our operating performance for the year.”

LiveWatch Security, LLC

On February 23rd, Monitronics acquired LiveWatch Security, LLC, a Do-It-Yourself (“DIY”) home security provider offering interactive and home automation services for approximately $67 million, which includes $6 million of retention bonuses to be paid on the second anniversary of the closing.
With over $900,000 of recurring monthly revenue, LiveWatch provides professionally monitored security system services to over 32,000 customers across all fifty states and Puerto Rico.
In conjunction with this transaction, Monitronics has expanded its revolving credit facility by $90 million. The transaction was financed with debt under the expanded revolver and cash from Ascent.

About the acquisition Monitronics Chief Executive Officer, Michael Haislip, commented, “We are excited to have acquired LiveWatch, an established player in the rapidly expanding DIY space, a compelling channel that we have long been interested in entering. LiveWatch provides Monitronics with innovative and diversified account generation potential that, over time, can be expanded into adjacent product and service offerings beyond traditional home security monitoring.”
Brad Morehead, CEO of LiveWatch, added, “The home security industry is experiencing a rapid technological evolution and we believe that we are at the forefront of that change. Partnering with Monitronics, a well-respected industry leader, will enable LiveWatch to accelerate its innovation, leverage scale opportunities, and enhance the overall customer experience.”
LiveWatch will operate as a standalone subsidiary of Monitronics.

Three and Twelve Months Ended December 31, 2014 Results

Ascent Capital Group, Inc.

For the three months ended December 31, 2014, Ascent reported net revenue of $135.9 million, an increase of 2.3% compared to $132.8 million for the three months ended December 31, 2013. For the twelve months ended December 31, 2014 net revenue increased 19.6% to $539.4 million. The increase in net revenue for the three and twelve month time periods is primarily attributable to increases in Monitronics’ subscriber accounts and average RMR per subscriber.

Ascent’s total cost of services for the three and twelve months ended December 31, 2014 increased 7.0% and 27.8% to $24.8 million and $94.7 million, respectively. The increase is primarily attributable to Monitronics’ subscriber growth over the last twelve months, as well as increases in the number of HomeTouch customers and service costs. Service costs for the year ended December 31, 2014 also included $1.1 million of non-recurring costs related to the Radio Conversion Program, as described in more detail below.

Selling, general & administrative (“SG&A”) expenses for the three months ended December 31, 2014 decreased 8.9% to $24.5 million, and increased 11.0% to $102.1 million for the full year 2014. Decreased SG&A costs for the three months ended December 31, 2014, are attributable to Monitronics’ elimination of duplicate costs related to the Security Networks acquisition that closed in August 2013. The increase for the twelve month period is a result of higher Monitronics SG&A costs, which are attributable to subscriber growth over the last twelve months and redundant staffing through April 2014, when the transition of Security networks operations from Florida to Texas was completed.

Ascent’s Adjusted EBITDA increased 3.1% to $88.9 million during the quarter and 16.5% to $354.8 million for the twelve months ended December 31, 2014. This increase is primarily due to revenue and subscriber growth at Monitronics.

Ascent reported net losses from continuing operations for the three and twelve months ended December 31, 2014 of $6.6 million and $37.4 million, respectively, compared to net losses of $16.5 million and $21.6 million for the same periods in 2013.

Monitronics International, Inc.

For the three and twelve months ended December 31, 2014, Monitronics reported net revenue of $135.9 million and $539.4 million, increases of 2.3% and 19.6%, respectively. The increase in net revenue is attributable to the growth in the number of subscriber accounts and the increase in average RMR per subscriber to $41.64. The growth in subscriber accounts reflects the acquisition of over 200,000 accounts from Security Networks in August 2013 and the acquisition of over 145,000 accounts through Monitronics’ authorized dealer program subsequent to December 31, 2013. Net revenue for the year ended December 31, 2013 also reflects the negative impact of an approximate $2,715,000 fair value adjustment that reduced deferred revenue acquired in the Security Networks Acquisition.

Monitronics’ total cost of services for the three and twelve months ended December 31, 2014 increased 7.0% to $24.8 million and 27.8% to $94.7 million, respectively. The increase is primarily attributable to subscriber growth as explained above, as well as increases in the number of HomeTouch customers and service costs. HomeTouch services include home automation services monitored across the cellular network. Service cost for the year ended December 31, 2014 included $1.1 million of labor and materials expense incurred in relation to the Radio Conversion Program, which was implemented in 2014 to upgrade subscribers’ alarm monitoring systems that communicate across certain 2G networks that are expected to be discontinued at the end of 2016.

Monitronics’ SG&A costs decreased 8.2% to $21.3 million for the three months ended December 31, 2014 and increased 14.0% to $87.9 million for the full year. The decreased SG&A costs for the three months ended December 31, 2014 are attributable to the elimination of duplicate costs from the Security Networks acquisition, which include reduced payroll and facility costs. Additionally, SG&A costs for the three months ended December 31, 2013 included $729,000 of professional fees incurred in relation to the Security Networks integration. For the twelve months ended December 31, 2014, the increase is attributable to subscriber growth over the last twelve months. In addition and as noted above, Monitronics incurred redundant staffing and operating costs at its Dallas headquarters in advance of transitioning Security Networks’ operations from Florida to Texas, which was completed in April 2014.

Monitronics’ Adjusted EBITDA for the three months ended December 31, 2014 was $90.8 million, an increase of 3.4% over the three months. For the twelve months ended December 31, 2014, Monitronics’ Adjusted EBITDA increased 18.7% to $362.2 million. The increase is primarily due to revenue growth. Monitronics’ Adjusted EBITDA as a percentage of revenue was 66.8% in the quarter ended December 31, 2014, compared to 66.1% for the three months ended December 31, 2013. Monitronics’ Adjusted EBITDA as a percentage of revenue for the twelve months ended December 31, 2014 totaled 67.1%, compared to 67.7% for the year-ago period.

Monitronics reported net losses for the three and twelve months ended December 31, 2014 of $5.0 million and $29.7 million, respectively, compared to net losses of $14.1 million and $16.7 million for the same periods in 2013.

The table below presents subscriber data for the twelve months ended December 31, 2014 and 2013:

	Twelve Months Ended December 31,
	2014		2013
Beginning balance of accounts	1,046,155		812,539
Accounts acquired	156,225		354,541
Accounts canceled	(135,940)		(111,889)
Canceled accounts guaranteed by dealer and acquisition adjustments (a)	(7,174)	(b)	(9,036)	(c)
Ending balance of accounts	1,059,266		1,046,155
Monthly weighted average accounts	1,052,756		908,921
Attrition rate - Unit	(12.9)%		(12.3)%
Attrition rate - RMR (d)	(12.6)%		(12.2)%

(a)	Includes canceled accounts that are contractually guaranteed to be refunded from holdback.

(b)
Includes an increase of 1,503 subscriber accounts associated with multi-site subscribers that were considered single accounts prior to the completion of the Security Networks integration in April 2014.

(c)	Includes 2,046 subscriber accounts that were proactively canceled during 2013 because they were active with both Monitronics and Security Networks.

(d)
The RMR of canceled accounts follows the same definition as subscriber unit cancellations. RMR attrition is defined as the RMR of canceled accounts in a given period, adjusted for the impact of price increases or decreases in a given period, divided by the weighted average RMR for that period.

During the three months ended December 31, 2014 and 2013, Monitronics acquired 37,998 subscriber accounts and 37,341 subscriber accounts, respectively. During the years ended December 31, 2014 and 2013, Monitronics acquired 156,225 and 150,643 subscriber accounts, respectively, without giving effect to the Security Networks Acquisition which included 203,898 accounts acquired at the completion of the acquisition in August of 2013.

Ascent Liquidity and Capital Resources

At December 31, 2014, on a consolidated basis, Ascent had $135.2 million of cash, cash equivalents and marketable securities. A portion of these assets may be used to decrease debt obligations or fund stock repurchases, strategic acquisitions or investment opportunities.

During the twelve months ended December 31, 2014, Monitronics used cash of $268.2 million to fund subscriber account acquisitions, net of holdback and guarantee obligations.

At December 31, 2014, the existing long-term debt principal balance of $1.7 billion includes Monitronics' Senior Notes, Credit Facility and Credit Facility revolver and Ascent's Convertible Notes. The Convertible Notes have an outstanding principal balance of $103.5 million as of December 31, 2014 and mature on July 15, 2020. Monitronics’ Senior Notes have an outstanding principal balance of $585.0 million as of December 31, 2014 and mature on April 1, 2020. The Credit Facility term loans have an outstanding principal balance of $898.3 million as of December 31, 2014 and require principal payments of approximately $2.3 million per quarter with the remaining outstanding balance becoming due on March 23, 2018. The Credit Facility revolver has an outstanding balance of $70.5 million as of December 31, 2014 and becomes due on December 22, 2017.

Conference Call

Ascent will host a call today, Thursday, February 26, 2015 at 5:00 P.M. ET. To access the call please dial (888) 462-5915 from the United States, or (760) 666-3831 from outside the U.S. The conference call I.D. number is 80046849. Participants should dial in 5 to 10 minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call can be accessed through April 26, 2015 by dialing (800) 585-8367 from the U.S., or (404) 537-3406 from outside the U.S. The conference call I.D. number is 80046849.

This call will also be available as a live webcast which can be accessed at Ascent’s Investor Relations Website at http://ir.ascentcapitalgroupinc.com/index.cfm.

Forward Looking Statements

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, consumer demand for interactive and home automation services, the anticipated benefits of the LiveWatch acquisition, future financial prospects, and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of our services, technological innovations in the alarm monitoring industry, competitive issues, continued access to capital on terms acceptable to Ascent, our ability to capitalize on acquisition opportunities, general market and economic conditions and changes in law and government regulations. These forward-looking statements speak only as of the date of this press release, and Ascent expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Ascent's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent, including the most recent Form 10-K for additional information about Ascent and about the risks and uncertainties related to Ascent's business which may affect the statements made in this press release.

About Ascent Capital Group, Inc.

Ascent Capital Group, Inc., (NASDAQ: ASCMA) is a holding company that owns 100 percent of its operating subsidiary, Monitronics International Inc. and certain former subsidiaries of Ascent Media Group, LLC. Monitronics International, headquartered in Dallas, TX, is one of the nation's largest, fastest-growing home security alarm monitoring companies, providing security alarm monitoring services to more than 1,000,000 residential and commercial customers in the United States, Canada and Puerto Rico through its network of nationwide, independent Authorized Dealers. For more information, see http://ascentcapitalgroupinc.com/

About LiveWatch Security, LLC

LiveWatch Security®, a DIY home security system provider offering smartphone-enabled alarm systems and home automation, has revolutionized home security in America with its Plug & Protect® home security system featuring the patented ASAPer® (As Soon As Possible Emergency Response) service.  Founded in 2002, LiveWatch is headquartered in Evanston, IL and serves customers in all 50 states, Puerto Rico and Canada. LiveWatch (including its e-Commerce division SafeMart) was honored with the 2014 Gold Stevie Award for Customer Service, 2013 Silver Stevie Award for eCommerce Customer Service, and was recognized as an enterprise leader by The Economist. For more information, please visit LiveWatch.com and SafeMart.com.

###

Contact:
Erica Bartsch
Sloane & Company
212-446-1875
ebartsch@sloanepr.com

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
Amounts in thousands, except share amounts

	As of December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$12,612	$44,701
Restricted cash	18	40
Marketable securities, at fair value	122,593	129,496
Trade receivables, net of allowance for doubtful accounts of $2,120 in 2014 and $1,937 in 2013	13,796	13,019
Deferred income tax assets, net	6,346	7,128
Income taxes receivable	—	7
Prepaid and other current assets	8,546	8,400
Assets held for sale	18,935	1,231
Total current assets	182,846	204,022
Property and equipment, net of accumulated depreciation of $30,030 in 2014 and $35,528 in 2013	36,010	56,528
Subscriber accounts, net of accumulated amortization of $736,824 in 2014 and $503,497 in 2013	1,373,630	1,340,954
Dealer network and other intangible assets, net of accumulated amortization of $54,077 in 2014 and $34,297 in 2013	44,855	64,635
Goodwill	527,502	527,502
Other assets, net	27,520	32,152
Total assets	$2,192,363	$2,225,793
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,781	$7,096
Accrued payroll and related liabilities	4,077	3,602
Other accrued liabilities	30,727	34,431
Deferred revenue	14,945	14,379
Holdback liability	19,046	19,758
Current portion of long-term debt	9,166	9,166
Liabilities of discontinued operations	6,401	7,136
Total current liabilities	91,143	95,568
Non-current liabilities:
Long-term debt	1,618,324	1,572,098
Long-term holdback liability	5,156	6,698
Derivative financial instruments	5,780	2,013
Deferred income tax liability, net	15,875	16,851
Other liabilities	16,397	17,808
Total liabilities	1,752,675	1,711,036
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 5,000,000 shares; no shares issued	—	—
Series A common stock, $0.01 par value. Authorized 45,000,000 shares; issued and outstanding 13,162,095 and 13,672,674 shares at December 31, 2014 and December 31, 2013, respectively	132	137
Series B common stock, $0.01 par value. Authorized 5,000,000 shares; issued and outstanding 384,086 and 384,212 shares at December 31, 2014 and December 31, 2013, respectively	4	4
Series C common stock, $0.01 par value. Authorized 45,000,000 shares; no shares issued	—	—
Additional paid-in capital	1,441,291	1,470,056
Accumulated deficit	(994,931)	(957,179)
Accumulated other comprehensive income (loss), net	(6,808)	1,739
Total stockholders’ equity	439,688	514,757
Total liabilities and stockholders’ equity	$2,192,363	$2,225,793

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss)
Amounts in thousands, except per share amounts

	Year Ended December 31,
	2014	2013	2012
Net revenue	$539,449	451,033	344,953
Operating expenses:
Cost of services	94,713	74,136	49,978
Selling, general, and administrative, including stock-based compensation	102,109	92,002	73,868
Amortization of subscriber accounts, dealer network and other intangible assets	253,403	208,760	163,468
Depreciation	10,145	8,941	8,404
Restructuring charges	952	1,111	—
Gain on disposal of operating assets, net	(71)	(5,473)	(8,670)
Loss on pension plan settlements	—	—	6,571
Impairment of assets held for sale	—	—	1,692
	461,251	379,477	295,311
Operating income	78,198	71,556	49,642
Other income (expense), net:
Interest income	3,590	3,752	4,011
Interest expense	(117,464)	(95,836)	(71,467)
Realized and unrealized loss on derivative financial instruments	—	—	(2,044)
Refinancing expense	—	—	(6,245)
Other income, net	1,648	2,198	3,696
	(112,226)	(89,886)	(72,049)
Loss from continuing operations before income taxes	(34,028)	(18,330)	(22,407)
Income tax expense from continuing operations	(3,420)	(3,270)	(2,594)
Net loss from continuing operations	(37,448)	(21,600)	(25,001)
Discontinued operations:
Earnings (loss) from discontinued operations	(304)	169	(3,742)
Income tax expense from discontinued operations	—	(40)	(606)
Earnings (loss) from discontinued operations, net of income tax	(304)	129	(4,348)
Net loss	(37,752)	(21,471)	(29,349)
Other comprehensive income (loss):
Foreign currency translation adjustments	(382)	121	256
Unrealized holding gains (losses) on marketable securities, net	(3,286)	(1,169)	2,543
Unrealized gain (loss) on derivative contracts, net	(4,879)	12,317	(12,243)
Pension liability adjustment	—	—	4,690
Total other comprehensive income (loss), net of tax	(8,547)	11,269	(4,754)
Comprehensive loss	$(46,299)	(10,202)	(34,103)

Basic and diluted earnings (loss) per share:
Continuing operations	$(2.75)	(1.55)	(1.78)
Discontinued operations	(0.02)	0.01	(0.31)
Net loss	$(2.77)	(1.54)	(2.09)

Weighted average Series A and Series B shares - basic and diluted	13,611,264	13,926,832	14,026,102
Total issued and outstanding Series A and Series B shares at period end	13,546,181	14,056,886	14,126,987

ASCENT CAPITAL GROUP, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Amounts in thousands

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net loss	$(37,752)	(21,471)	(29,349)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss (earnings) from discontinued operations, net of income tax	304	(129)	4,348
Amortization of subscriber accounts, dealer network and other intangible assets	253,403	208,760	163,468
Depreciation	10,145	8,941	8,404
Stock-based compensation	7,164	8,174	5,298
Deferred income tax expense (benefit)	(192)	203	436
Gain on disposal of operating assets, net	(71)	(5,473)	(8,670)
Unrealized gain on derivative financial instruments	—	—	(6,793)
Refinancing expense	—	—	6,245
Long-term debt amortization	4,392	2,302	4,473
Loss on pension plan settlements	—	—	6,571
Impairment of assets held for sale	—	—	1,692
Other non-cash activity, net	12,242	11,028	9,066
Changes in assets and liabilities:
Trade receivables	(8,926)	(8,165)	(5,778)
Prepaid expenses and other assets	62	8,638	(3,579)
Payables and other liabilities	(5,862)	(525)	3,930
Operating activities from discontinued operations, net	(1,039)	(50)	(12,972)
Net cash provided by operating activities	$233,870	212,233	146,790
Cash flows from investing activities:
Capital expenditures	(7,769)	(9,939)	(6,076)
Cost of subscriber accounts acquired	(268,160)	(234,914)	(304,665)
Cash paid for acquisition, net of cash acquired	—	(478,738)	—
Purchases of marketable securities	(4,603)	(21,770)	(99,667)
Proceeds from sale of marketable securities	7,842	33,415	—
Decrease in restricted cash	22	2,600	55,963
Proceeds from the disposal of operating assets	241	12,886	17,280
Other investing activities	(436)	(100)	—
Net cash used in investing activities	$(272,863)	(696,560)	(337,165)
Cash flows from financing activities:
Proceeds from long-term debt	169,000	639,075	1,277,900
Payments on long-term debt	(127,166)	(138,048)	(1,133,387)
Payments of financing costs	—	(11,136)	(46,721)
Stock option exercises	804	171	327
Purchases and retirement of common stock	(35,734)	(33,436)	(12,880)
Bond hedge and warrant transactions, net	—	(6,107)	—
Other financing activities	—	87	—
Net cash provided by financing activities	$6,904	450,606	85,239
Net decrease in cash and cash equivalents	$(32,089)	(33,721)	(105,136)
Cash and cash equivalents at beginning of period	44,701	78,422	183,558
Cash and cash equivalents at end of period	$12,612	44,701	78,422

Adjusted EBITDA

We evaluate the performance of our operations based on financial measures such as revenue and “Adjusted EBITDA.”  Adjusted EBITDA is defined as net income (loss) before interest expense, interest income, income taxes, depreciation, amortization (including the amortization of subscriber accounts, dealer network and other intangible assets), realized and unrealized gain/(loss) on derivative instruments, restructuring charges, stock-based compensation, and other non-cash or non-recurring charges.   Ascent Capital believes that Adjusted EBITDA is an important indicator of the operational strength and performance of its business, including the business’ ability to fund its ongoing acquisition of subscriber accounts, its capital expenditures and to service its debt.  In addition, this measure is used by management to evaluate operating results and perform analytical comparisons and identify strategies to improve performance.   Adjusted EBITDA is also a measure that is customarily used by financial analysts to evaluate the financial performance of companies in the security alarm monitoring industry and is one of the financial measures, subject to certain adjustments, by which Monitronics’ covenants are calculated under the agreements governing their debt obligations.  Adjusted EBITDA does not represent cash flow from operations as defined by generally accepted accounting principles (“GAAP”), should not be construed as an alternative to net income or loss and is indicative neither of our results of operations nor of cash flows available to fund all of our cash needs.  It is, however, a measurement that Ascent Capital believes is useful to investors in analyzing its operating performance.  Accordingly, Adjusted EBITDA should be considered in addition to, but not as a substitute for, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP.  Adjusted EBITDA is a non-GAAP financial measure.  As companies often define non-GAAP financial measures differently, Adjusted EBITDA as calculated by Ascent Capital should not be compared to any similarly titled measures reported by other companies.

The following table provides a reconciliation of Ascent Capital’s total Adjusted EBITDA to net loss from continuing operations (amounts in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Total Adjusted EBITDA	$88,934	86,291	$354,805	304,474
Amortization of subscriber accounts, dealer network and other intangible assets	(64,021)	(62,701)	(253,403)	(208,760)
Depreciation	(2,294)	(2,581)	(10,145)	(8,941)
Stock-based compensation	(2,023)	(2,639)	(7,164)	(8,174)
Restructuring charges	17	(709)	(952)	(1,111)
Radio Conversion Program costs (a)	(312)	—	(1,113)	—
Security Networks acquisition related costs	—	—	—	(2,470)
Security Networks integration related costs	—	(729)	(2,182)	(1,264)
Interest income	1,048	936	3,590	3,752
Interest expense	(29,703)	(29,186)	(117,464)	(95,836)
Income tax benefit (expense) from continuing operations	1,787	(5,153)	(3,420)	(3,270)
Net loss from continuing operations	$(6,567)	(16,471)	$(37,448)	(21,600)

(a)
Ascent's Adjusted EBITDA reported for the twelve months ended December 31, 2014 has been adjusted to exclude Radio Conversion Program costs of $441,000 and $360,000 for the three months ended June 30, 2014 and September 30, 2014, respectively. These adjustments will be reflected in future filings. No costs associated with the Radio Conversion Program were incurred in 2013.

The following table provides a reconciliation of Monitronics’ total Adjusted EBITDA to net loss (amounts in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Total Adjusted EBITDA	$90,752	87,778	$362,227	305,250
Amortization of subscriber accounts, dealer network and other intangible assets	(64,021)	(62,701)	(253,403)	(208,760)
Depreciation	(2,192)	(2,208)	(9,019)	(7,327)
Stock-based compensation	(661)	(654)	(2,068)	(1,779)
Restructuring charges	17	(709)	(952)	(1,111)
Radio Conversion Program costs (a)	(312)	—	(1,113)	—
Security Networks acquisition related costs	—	—	—	(2,470)
Security Networks integration related costs	—	(729)	(2,182)	(1,264)
Interest expense	(30,203)	(29,820)	(119,607)	(96,145)
Income tax benefit (expense)	1,611	(5,098)	(3,600)	(3,081)
Net loss	$(5,009)	(14,141)	$(29,717)	(16,687)

(a)
Monitronics Adjusted EBITDA reported for the twelve months ended December 31, 2014 has been adjusted to exclude Radio Conversion Program costs of $441,000 and $360,000 for the three months ended June 30, 2014 and September 30, 2014, respectively. These adjustments will be reflected in future filings. No costs associated with the Radio Conversion Program were incurred in 2013.